Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of II-VI Incorporated of our reports dated November 29, 2021 relating to the consolidated financial statements of Coherent, Inc. and the effectiveness of Coherent, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Coherent, Inc. for the year ended October 2, 2021 incorporated by reference in the Current Report of II-VI Incorporated on Form 8-K dated July 1, 2022.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 30, 2022